Exhibit 99.5

CONSENT OF DOUGLAS M. PASQUALE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form S-4 to which this consent is an exhibit, filed by Ventas, Inc. (the “Company”) with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”), as a person to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of February 27, 2011, by and among the Company, Needles Acquisition LLC and Nationwide Health Properties, Inc.), and to the filing of this consent as an exhibit to the Registration Statement.

Dated: April 11, 2011

/s/ Douglas M. Pasquale
Douglas M. Pasquale